Exhibit 99.2

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

November 6, 2008

4:00 p.m. CT

Operator:	Good day and welcome to the HealthTronics third quarter earnings conference call. Today’s call is being recorded. At this time, I’d like to turn the conference over to Mr. Richard Rusk.

Richard Rusk:	Thank you and hello. I’m Richard Rusk, Interim Chief Financial Officer. We also have James Whittenburg, our President and Chief Executive Officer on the call today.

Before we begin, let me remind everyone that this call will contain forward-looking statements regarding HealthTronics and our subsidiaries and the services we provide. Investors are cautioned that all such statements involve risks and uncertainties. Investors are cautioned not to place undue reliance on these forward-looking statements which we speak only as of the date of this presentation.

HealthTronics undertakes no obligation to publicly revise these forward-looking statements. Please refer to our press release as well as our SEC filing for discussion of risks related to forward-looking statements.

At this time, I’ll turn the call over to James Whittenburg.

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

James Whittenburg:	Thank you, Richard. I’ll begin with a brief overview of the third quarter and then Richard will provide detailed information on our financial results. After that, I will discuss recent highlights, and then we will conclude with a Q&A session.

To begin, our quarterly adjusted EBITDA was $6.2 million, our net income increased to four cents per share and our non-GAAP net income was also four cents per share. Without a one-time $700,000 gain of interest income on a tax refund received during the quarter, our net income would’ve have been three cents per share, which is consistent with the guidance we released in mid-October.

We continue to be very pleased with the results as we experience quarterly growth. Revenue for the quarter was $44.8 million, up 25 percent from the third quarter of 2007. Our $6.2 million adjusted of EBITDA is up 43 percent from the $4.4 million we recorded in the third quarter of 2007.

We have now demonstrated positive quarter-over-quarter revenue and adjusted EBITDA growth for seven consecutive quarters. We expect this trend to continue as we expand partnership, enhance our services and technologies, manage our cost structure and continue to pursue our merger and acquisition strategy.

A few items I will cover later in the call include our recent acquisition, CMS regulatory changes, stock repurchases, changes with our board of directors and a quick review of our TotalRad initiative.

At this time, Richard will provide a detailed review and the financial results from the third quarter. Richard?

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

Richard Rusk:	Thank you, James. As is our practice, we’ve included as an attachment to the press release certain details, supplemental financial tables and schedules that provide segments and earning data for the results of operations through September 30th, 2008.

Total revenues for the third quarter of 2008 were $44.8 million compared to $36 million in the third quarter of 2007. This 25 percent year-over-year growth was driven primarily by our urology services division. Urology services division growth resulted from our April 2008 acquisition of Advance Medical Partners or AMPI and the continued solid performance within our existing partnership.

Our medical products revenue increase was driven by increases at our ClariPath lab, our services maintenance business and the revenues from our July of 2008 acquisition of UroPath. Our total cost excluding minority interest expense was $27.6 million in the third quarter and as a percentage of revenue or 62 percent. This compares to $22.8 million or 63 percent of revenue in the third quarter of 2007. This increase was from operating cost at AMPI as well as strategic operating expense increases at our ClariPath lab, our RevoLix laser business and our IGRT initiative. Cost excluding AMPI and UroPath totaled $20.8 million or 55 percent of revenue and represented a $2 million savings as compared to the third quarter of 2007.

Our selling, general and administrative costs were $4.6 million in the third quarter as compared to $4.1 million in the third quarter of 2007, an increase of 14 percent. This was largely due to an increase in our non-cash stock-based compensation cost. Also in this quarter, the IRS completed their examination of our 2003 Legacy HealthTronics federal income tax returns which we have amended. As a result of these examinations, we received funds totaling $5.2 million, $4.5 million of this refund was recorded as a reduction to our goodwill, with the remaining $700,000 being reflected interest income in the quarter.

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

In terms of our non-cash stock-based compensation expense, it totaled $561,000 in the current quarter. In early 2008, the board approved certain restricted stock branch for management which best performance goals are met. In August of 2008, the second level of performance guides was met, resulting in the recognition of additional expenses.

Excluding the non-cash charge for equity compensation, our adjusted EBITDA for the third quarter with $2.6 million which compares with adjusted EBITDA in the third quarter of 2007 of $4.4 million and to adjusted EBITDA in the second quarter of 2008 of $5.8 million. Our GAAP-diluted EPS in the current quarter was four cents, which compares to two cents in the third quarter of 2007, excluding non-cash equity compensation. Our non-GAAP-diluted EPS was also four cents in the quarter which is up from a non-GAAP-diluted EPS of two cents recorded in the third quarter of last year.

Now, let’s look at each of our division performance in the third quarter. Urology services revenue was $39.1 million in the quarter, up 24 percent from the $31.6 million recorded in the third quarter of 2007. This increase in revenue was due primarily from our acquisition of AMPI. If you exclude partnerships that we closed or strategically divested as well as our recently acquired businesses, our revenue from urology services on same-store partnership basis was comparable with the third quarter of 2007.

Revenues from our RevoLix laser procedures were up 32 percent as compared to the same period in 2007. And revenues from our lithotripsy business were up five percent. Divisional adjusted EBITDA was $5.4 million urology services or 14 percent of revenue in the third quarter of 2008. This is up $448,000 from the third quarter of 2007.

Medical products division revenue was $5.6 million in the quarter. Divisional-adjusted EBITDA was $1.6 million or 28 percent of revenue in the third quarter of 2008, which compares to $585,000 or 14 percent of revenue in the third quarter of 2007. This earnings improvement was due to cost reductions related to our restructure and efforts implemented in late 2007 and revenue growth in our high margin businesses, service maintenance and RevoLix.

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

At September 30th, our balance sheet position was strong with cash on hand exceeding our long-term debt for approximately $6.3 million. Our networking capital was approximately $61 million. And we have $6 million drawn on our $50 million revolving line of credit.

We generated $17.2 million in operating cash flow in the third quarter of 2008, down $1.3 million from the third quarter of 2007. This decrease relates entirely to the pay-down of certain accrued expenses we acquired from AMPI and UroPath businesses. After minority interest distribution, our cash flow from operations would have been $4.5 million in the quarter. Also in the quarter, we used $7 million of cash to purchase UroPath and certain other interest in partnerships.

We believe our strong balance sheet as well as the stabilized cash flows from our four businesses will continue to provide us with strategic opportunities for growth.

Now, I’ll turn it back to James to give some color on the quarter and on our strategic growth opportunities. James?

James Whittenburg:	Thanks, Richard. The third quarter results were strong as anticipated. We continue to experience solid growth particularly in pathology labs, urology services and medical products. These areas, along with our continued execution of our acquisition strategy, all contributed to our performance during quarter.

Now some highlights from the quarter, first I’ll speak about our recent acquisitions. Last month, we acquired a radiation therapy center. Atlantic Urological Associates operates an IGRT cancer treatment center in Daytona Beach, Florida, and is a nationally recognized urology practice comprised of 13 physicians. The practice IGRT center began operation in 2006 with combined leading-edge radiation oncology with patient-centered care. More than 250 prostate cancer patients are treated at the center annually.

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

This transaction strengthens our position in IGRT space by aligning HealthTronics with a prominent group of urologists and the cancer treatment center was drawn historical profits. In addition to being accretive from day one, we expect to be able to leverage this acquisition to further fuel the momentum in our mobile IGRT development efforts. This acquisition highlights HealthTronics’ position within the market as an established ally of the urologist, providing stability and a complex regulatory in financial environment.

I’d also like to update on two acquisitions which took place earlier this year, AMPI and UroPath. These acquisitions and their integration have progressed very well, on schedule, with performances meeting or exceeding expectations. As anticipated, those acquisitions have quickly contributed to HealthTronics business and we believe the trend will continue as we move forward.

We are fortunate to have AMPI leadership obtain active in developing new business, expanding our presence throughout the United States. Also, the UroPath acquisition has been favorable as we successfully expand and introduce HealthTronics offerings to several hundred new urologist partners across 17 states. We continue to do good volume in terms of new records lab cases and in-office lab consulting services. In addition, our strength has effectively navigated a complex regulatory environment, positions us to further maximize pathology opportunities for UroPath urologist partner.

UroPath, AMPI and, most recently, the radiation therapy acquisition are examples of how our unique role within the urology market facilitates strategic opportunities. More than ever, our urologist partners share in our mission of improving both the patient’s care and practice economics in the context that addresses the continually changing reimbursement in regulatory landscape.

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

In terms of the recent regulatory changes about center for Medicare and Medicaid services, we remain confidence that they will not adversely impact our business. If anything, we believe the new regulations underscore our unique role within the marketplace.

With respect to our stock repurchase program, last month, HealthTronics repurchased a $1.7 million share of our common stock from Pride Capital Partners for averaging a purchased price of roughly $3.75 million. This was approximately one-third of priced position.

We believe that HealthTronics stock is a good long-term investment and the repurchase program adds significant flexibility as we consider potentially uses of capital. Our primary objective continues to center on the noble development and strategic acquisition. We believe instability in the equity market may create opportunities to enhance value creation for our shareholders through discipline repurchases that will produce long-term benefits for HealthTronics for its shareholders.

In our release, you may have noticed changes to our board composition, Mark Yudof has stepped down due to his relocation to California and increasing time constraints as he now leads the University in California system as President.

Perry Waughtal has stepped down to focus more time on other professional pursuit and Kevin Richardson, an affiliate of Pride Capital, has stepped down because he believes his participation as a board member is no longer necessary given HealthTronics’ progress over the last two years.

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

Kevin, Perry and Mark’s advice, council and strong leadership on the board of directors will be missed. With these changes, we reduced our board from nine to six directors with Steve Hicks remaining as Chairman. Four of our six directors are independent.

With respect to our TotalRad initiative, TotalRad remains promising. The initiative enables us to leverage our advanced medical technology, regulatory expertise and project management while providing flexible solutions for management of IGRT services. The recent regulations published by CMS in August have required us to revisit the alternative models we utilized and in a few instances may create a modest delay in opening a new center. We continue to project our first center opening in Q1 in 2009.

Finally, a brief comment on economy’s impact on HealthTronics. As you know healthcare exposure is, to some extend, shielded from negative economic fluctuation. To be certain, we feel very confident about the state of HealthTronics. Our position within the urology’s space continues to be strong. Our balance sheet is strong and the fundamentals of our business remain vibrant. In terms of liquidity, our cash position in combination with our revolving line of credit leave us in an enviable position of having more than enough to capital to enthusiastically pursue our long-tern strategy of internal growth, opportunistic acquisitions, new partnership formations as well as any stock repurchases that conditions may warrant.

As demonstrated this year, our financial results combined with recent acquisition enhance HealthTronics’ unique and distinctive position within the urology market.

We’re now happy to take your questions. Operator?

Operator:	Thank you, sir. Ladies and gentlemen, if you would like to ask a question for today’s HealthTronics’ Q&A, that is star one on your telephone keypad. If you’re using a speakerphone, we ask that you please turn your mute function off to allow your signal to reach our equipment. And once again that is star one. We’ll pause for just a moment.

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

We’ll take our first question from David MacDonald from SunTrust Bank.

David MacDonald:	Good morning – good afternoon, guys, actually. Can you give us a sense of where the cash balance or where actually the net debt is right now after the repurchase, after you know the recent acquisitions? Kind of sitting here today, where does that stand?

Richard Rusk:	We’re probably the net-debt position of about $20 million as we stand today.

David MacDonald:	And what are you guys paying on the debt?

Richard Rusk:	We have our choice to go with Prime with the LIBOR mix. Currently with the LIBOR traded down, we just converted over to that so.

David MacDonald:	Four-and-a-half or five percent somewhere around there, fair number?

Richard Rusk:	About – well, it’s currently 3.5. But I’m sure 4.5 is a long-term – probably 4.5 to five.

David MacDonald:	OK. And then just one other kind of number – is an accounting question, you talked about the one-time tax impact in the quarter of the refund and on this piece of it, it sounds like a chunk of it went to interest income and a chunk of it took down goodwill. Is that correct?

Richard Rusk:	That’s correct. We received a little over $5 million in total of about $700,000 of that was accrued as interest income in the quarter, and the remaining amount about $4.5 million was recorded as reduction to goodwill.

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

David McDonald:	OK. And will that goodwill number that won’t pop back up, correct? That will – the DNA number that you guys reported is a pretty good run rate number going forward. Is that the right way to think about that?

Richard Rusk:	Yes. That’s not going to change the goodwill going forward.

David McDonald:	OK. And then, James, just a couple of questions I mean, can you give us a little sense on two acquisitions? One, UroPath, I know that the business model was a little bit fluid just given some of the changes and you know was clearly priced into what you guys paid for but what do you see in there?

And then also, have you seen increased receptivity to the TotalRad initiative now that Ocean’s under your belt and you’ve got something you can point to?

James Whittenburg:	Yes. Thanks, David. The first question was UroPath. We are, I think, well into our process of transitioning UroPath business models toward something that accomplishes two things. Number one is compliant from regulatory standpoint and, number two, still preserve to some extent an economic benefit for physicians who’ve investment in pathology technology. And so, we’re pleased with our progress at this point. We are tracking on – we’re on path with our projections that we made at the time we considered the acquisition, and we do think that there’s significant upside.

We don’t think though that’s a process that we’ll complete before the end of the year, and it may very we’ll be in the first or second quarter before we complete that process.

David McDonald:	OK. Before you realize kind of how much of that business you could capture or not capture, et cetera?

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

James Whittenburg:	That’s exactly right. We have both federalizing issues as we look at the labs that were in operation in UroPath and making sure that before we bill any cases for Medicare, for example, that we have appropriate licensure. And that we want to make sure that our pathologists that are doing work, in some instances, for referral that come from states they were previously reviewing, that we have appropriate state licensure there as well. So, we feel alike as well in hand its just going to take a little time to make sure all pieces are in place.

David MacDonald:	OK.

James Whittenburg:	And on the IGRT initiatives there is no question that having an operational center will help with our (Lenovo) efforts. Having said that, I do think that our (Lenovo) efforts are progressing very well; we have completed our review internally of the impact of the August regulations that where probably about in CMS. And we do think that the approach we were taking turned out to be a prudent approach in line of the regs that were finalized. And in some respects, we think that there are perhaps additional flexibilities that we’ve added to our model that may help us moving forward.

So between that and having a center that’s operational and we can actually walk some of the doctors who were currently working with the deploy IGRT through an operating center that we’re heavily involved in operationally, well, we think it’s a real positive.

David MacDonald:	OK. And then can you – I don’t know if you’re comfortable giving this number yet, James, but can you give us some sense of by the end of 2009 how many centers you expect to have opened? Not counting the Ocean acquisition. How many you expect to kind of develop and open?

James Whittenburg:	I realize I’m really – don’t want to put that number out there right now in this context.

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

David MacDonald:	OK.

James Whittenburg:	But that’s something I may very well be comfortable within the first quarter call.

David MacDonald:	And then just other question. Can you guys give us a sense of what you’re seeing you know in terms of further potential strategic acquisitions because where your stock is at even on the open market, does it at some point make sense to stop buying back your own stock or is there still some pretty compelling opportunities and frankly you don’t want to squeeze your (float) anymore. Can you just run me through what you think in there?

James Whittenburg:	Dave, thank you. I think you framed the issue correctly and that you can’t really talk about potential stock repurchases without also considering other potential uses of cash that are strategic in nature. And so, as you know this management team is actively engaged in looking at a number of different M&A opportunities at any given time.

David MacDonald:	OK. Thanks, guys.

James Whittenburg:	OK, thanks.

Operator:	Thank you. We’ll take our next question from Mitra Ramgopal from Sidoti & Company.

Mitra Ramgopal:	Yes, hi. Good afternoon, guys. Again, I don’t know if you can give me a sense in terms of what the organic growth was in the quarter, if you – back on the acquisitions you made?

James Whittenburg:	Richard, why don’t you give us a feel for same-store partnership side?

Richard Rusk:	Yes, on the partnership side, same-store, we were up around one to 1.5 percent. And on an EBITDA basis, it’s probably $0.5 million to $1 million dollars in nature.

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

Mitra Ramgopal:	OK.
James Whittenburg:	And if you look at – if you again later on top of that growth year-over-year on quarter-to-quarter basis, the lab and the improvements we had in medical products and you look at that organically, I think you’ve got some more significant thing. And Richard, what was that?

Richard Rusk:	And also – I’m sorry, Mitra. I was probably speaking to urology services segment only. If you remember the significant cost reductions on the medical product side that we initiated late in ’07, then you can look quarter-over-quarter with medical products were up – were around $600,000 last year for the third quarter were around 1.5, 1.6 this year on adjusted EBITDA basis.

Mitra Ramgopal:	OK. And again it seems that you continue to make kind of bit of improvement if you look at the SG&A line that we would just see in most of the expense reduction is gone now or should we continue to expect more improvement?

James Whittenburg:	Outside of looking at acquisitions that may occur in the future, I think we’ve seen most of the cost reduction improvement in nature.
Mitra Ramgopal:	OK. And again, if you get back on the acquisition front – I don’t know how much you can count on the pipeline, but I’d noticed on Endocare they have had a change in management or CEO. I don’t know if that’s something you guys are still interested in. And would you be sort of willing to go back there?

James Whittenburg:	Mitra, we certainly stay up to speed on what’s happening in Endocare, partly because we one of the largest customers of Endocare, the largest I would say. And so, we have a great interest in Endocare from that perspective and I don’t think it would be appropriate for me to comment beyond that in this context.

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

Mitra Ramgopal:	OK. And then again, if you can note that you know the elections is over and there is a lot of talk about healthcare reform, is there anything you guys are hearing that would impact you either positively or negatively that you’re aware of?

James Whittenburg:	There’s really not – I mean certainly expectations regarding what may happen in terms of capital gains tax we’ve seen impact some of the M&A discussions we’ve been engaged in over the past few months. But from a standpoint of our core business and what we see with lithotripsy, we don’t anticipate anything that we have not already seen in terms of the most recent regs that were published in August and so, no, neither positive nor negative.

Mitra Ramgopal:	OK. And finally, what was the cash again on the balance sheet for the end of the quarter?
Richard Rusk:	Just over $18 million at the end of the quarter. And if you remember, primarily most of that is related to partnership entities.
Mitra Ramgopal:	OK. Thanks again, guys.
James Whittenburg:	You bet.
Operator:	Thank you. And as a reminder, ladies and gentlemen, if you would like to ask your question, that is star one on your telephone keypad. We’ll take our next question from David MacDonald from SunTrust Bank.

David MacDonald:	Hey, guys, just a couple of follow-up questions. Richard, can you talk about normalized tax rate? Is that kind of high 39 percent number a pretty good number on a go-forward basis? Is there any reason that should move around?

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

Richard Rusk:	No, we’ve bounced the last couple of quarters between 39 and 41, and that should be consistent going forward.
David MacDonald:	OK and then one other question also on minority interest. If I look at the way I calculate EBITDA, it’s running pretty consistently between high 75 and low 76. As a percent of EBITDA, is there anything I should think about in terms of moving minority interest around? I mean are any of your urologists I guess leaning on you for a bigger cut at all?

Richard Rusk:	No, I don’t – I really – from that standpoint, I don’t view minority interest as something we look to move in the near future. We believe that our ownership position is extremely competitive now, and that was a process we went trough that concluded really in 2006. And our minority interest may, from time to time, move around. But it really relates more to conditions we’re addressing in the local market, to bring physicians in or exit physicians who are no longer actively practicing in that market. And so, no, I don’t envision anything significant as an acquisition or partnership development that would minority interest, David.

David MacDonald:	OK. And then just last question, James, the lab business continues to grow pretty meaningfully. Is that to the point that that’s kind of a $10 million run rate business yet?

James Whittenburg:	On the top line, probably not there quite yet, David.

David MacDonald:	But at least spitting distance. Are you guys close?

James Whittenburg:	I think we’re within spitting distance. And one of the things that we are in the process of doing is investing additional resources in the lab efforts. And so, that’s something you’ll see I think showing us in future quarters, hopefully both on the top line but certainly on the bottom line. And our lab is certainly – that’s meaningful enough in size at this point to justify additional resources from our prospective.

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

David MacDonald:	OK, thank you.

Operator:	Thank you very much. And our last question in the queue comes from Greg Eisen from ICM Asset Management.

Greg Eisen:	Hi, good afternoon.

James Whittenburg:	Hello, Greg. How are you doing?

Greg Eisen:	Good. On the tax audit that you talked about, could you tell us what years were closed by the IRS and what years therefore remained opened for potential future audit?

Richard Rusk:	Yes, sure. The actual audit itself stemmed from us amending after the merger between Prime and HealthTronics Surgical Services. We amended their 2000 to 2003 tax returns. And that’s where primarily the bulk of the refund relates to. As part of that audit, they went ahead and looked at all of our tax returns through 2006. So we are closed through 2006 as of last month.

Greg Eisen:	Through 2006, that’s pretty good. It won’t bother you for a while.

Richard Rusk:	Since we just filed 2007 a couple of months ago.

Greg Eisen:	Regarding the lab – and you said you’re continuing to provide resources to expand the capabilities, could you describe what you think the utilization rate of the lab facility is?

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

James Whittenburg:	In terms of capacity at the lab, we just moved into a new lab location. And I would say that we’re at less than 50 percent capacity just in terms of the lab space and the equipment that we have. When I talk about adding additional resources in the lab, I’m principally focused on the human capital that we need to achieve the kind of growth targets that we think are achievable, given our network and our relationships.

Greg Eisen:	OK. And then if I could ask about the RevoLix laser, could you give us some color as to how that’s trending in terms of placement of new units this quarter versus prior quarter?

James Whittenburg:	Sure, I’d be happy to. If you look at how it’s trending this quarter, it’s certainly slower than what we saw in the prior quarter, primarily because AMPI – after completing that acquisition, we went through a fairly rapid process of deploying RevoLix units through those partnerships. And so we’re going to achieve a more normalized approach.

There’s also an issue with the CMS regs that related to laser and cryo, those two modalities. And it raised some issues related to how we structure potential partners moving forward with those modalities. And that’s taken a little bit of time to work through. We think we have the appropriate solutions there. So we’ll probably begin, once again, communicating with physicians on that going forward.

Greg Eisen:	OK. Am I correct in understanding that it’s not as simple as taking the RevoLix laser and selling it into the partnership and letting the partnership essentially operate the RevoLix in the same way that it owns the lithotripsy equipment?

James Whittenburg:	Yes, it’s not really that simple. And it has to do with a number of factors that include both service areas that includes the nature of how the equipment is utilized. In other words, is it utilized on demand or can we schedule the use of it? And both of those things are very different when you look at the types of procedures. So, you have a lot more flexibility in scheduling cases to do laser BPH and generally a lot more capacity. And so, you can accommodate larger service areas and the equipment is a little easier to transport. It certainly requires slightly less, in terms of resources, from the hospital. And so they’re very different, and it’s very difficult to just fold that piece of technology into a litho-partnership, for example, and achieve any significant synergies.

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

Now, when you look at cryo partnerships, which are what we principally picked up when we completed the AMPI position, the two types of procedures are very similar across those different spectrums. And so that’s where we were able to deploy a number of RevoLix units very quickly.

Greg Eisen:	I see. So once you got those RevoLix deployed into those AMPI cryo-partnerships, the deployment rate slowed down back to its normal prior level due to the complexities of moving it to a lithotripsy partnership.

James Whittenburg:	That’s right.

Greg Eisen:	I understand the point. Speaking of the partnerships, were there any organic, newly created partnerships added to the fold this quarter? And conversely, did any partnerships leave partnership with you?

James Whittenburg:	Yes, we did not have any partnerships that exited our network. And we do have a couple of partnerships that we are in the process of closing right now. I believe that our backlog of partnerships that we’re working on forming today is probably more robust than it has been since I’ve been at the company. That’s largely a tribute to the development talents of the AMPI development staff that joined us when we completed the AMPI acquisition.

Greg Eisen:	You’d indicated that at the time of acquisition, that was a really meaningful part of the – for the reason for joining up with them. Is it possible to make a general statement about your market share of urologists in the Unites States that are, in one way or another, in partnership with you now versus – are using your equipment now, versus where you were a year ago or two years ago? Has your overall share of mind within the community grown a good deal now because of these acquisitions?

HEALTHTRONICS, INCORPORATED

Moderator: Richard Rusk

11-06-08/4:00 p.m. CT

Confirmation # 4117466

James Whittenburg:	Well, there’s no question that it has. Now, it does get somewhat complicated when we’re talking about – certainly with 3,000 urologists that we touch in one form or another, through one business or another. But the nature of the relationship can vary significantly depending on which business it is. So, the relationships that we have through pathology differ in some respect than the relationships that we have in lithotripsy. Same thing goes for laser and cryo.

And so when we look at the number of urologists that we touch, though, I think it’s fair to say that that number has increased by several hundred, when you look at the AMPI acquisition and the UroPath acquisition combined.

Greg Eisen:	OK, that answers that. Thanks a lot.

James Whittenburg:	OK. You’re welcome.

Operator:	Thank you so much. Gentlemen, at this time, we have no further questions in the queue. I’ll turn the call back to our speakers for any additional or closing remarks.

James Whittenburg:	That’s great. Thank you very much for your time this afternoon. Bye.

Richard Rusk:	Thank you.

Operator:	Thank you. Ladies and gentlemen, that does conclude today’s conference. We appreciate your participation and have a wonderful day.

END